Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction

Vaxart Biosciences, Inc.	Delaware
Biota Holdings Pty, Ltd.	Australia
Biota Scientific Management Pty, Ltd.	Australia
Biota Europe Limited (in liquidation)	United Kingdom